Exhibit 6.1

JOINDER

WHEREAS, [Masterworks Vault [  ], LLC, on behalf of its Series [*] / Masterworks Cayman, SPC, on behalf of its [*] Segregated Portfolio] (the “Joining Party”) wishes to become a party to that certain Management Services Agreement, dated [         ], by and among Masterworks Administrative Services, LLC, a Delaware limited liability company, Masterworks Vault [  ], LLC, a Delaware series limited liability company, on behalf of its series, Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company, on behalf of its segregated portfolios and the other parties thereto (the “Agreement”), and to avail itself of the Services (as defined in the Agreement) pursuant to the terms and conditions of the Agreement.

NOW, THEREFORE, the Joining Party hereby acknowledges and agrees that it is now signatory and party to the Agreement as of the date set forth below and is hereby entitled to the services, rights and benefits due to a [Series / Segregated Portfolio] thereunder, and is hereby bound and obligated to the duties, obligations and liabilities of a [Series / Segregated Portfolio] thereunder, provided that no provision of the Agreement relating to vesting of SPC Preferred shares set forth therein shall apply to the Joining Party. The undersigned shall not be responsible in any way for duties, obligations and liabilities of any other individual party which has executed a joinder thereto, except as noted in the Agreement.

[MASTERWORKS VAULT [  ], LLC, on behalf of its Series [*] /

MASTERWORKS CAYMAN, SPC, on behalf of its [*] Segregated Portfolio]

By:
Name:
Title:

Date:

Address for Notices:

Masterworks Vault [  ], LLC

Attn: General Counsel

225 Liberty Street, 29th Floor,

New York, NY 10281

MASTERWORKS ADMINISTRATIVE SERVICES, LLC

By:
Name:
Title:

Date: